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                                                                   Exhibit 10.32


[USI LOGO]                                                          CONFIDENTIAL


                             USINTERNETWORKING, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT

    This Executive Employment Agreement (the "AGREEMENT") dated as of September 24, 1999, (the "Effective Date") is made by and between
USinternetworking, Inc., a Delaware corporation (together with any successor thereto, the "COMPANY") and Michael S. Harper (the "EXECUTIVE").

    In consideration of the mutual promises made below, the Company and Executive agree as follows:

         1. POSITION AND DUTIES.

              The Executive shall, for a period of 3 years from the Effective Date ("TERM"), serve as President of People Soft Business Unit of the Company, reporting to Andrew Stern the Chief Operating Officer of the Company. The title and reporting relationships may change as a result of promotions or reorganizations during the term of this Agreement.

         2. COMPENSATION AND OTHER RELATED BENEFITS

              (a) ANNUAL BASE SALARY. During the Term the Executive shall receive a base salary at a rate of $175,000 per annum, subject to annual review at the end of each calendar year and increase as determined by the Executive's supervisor and approved by the Compensation Committee ("ANNUAL BASE SALARY").

              (b) BONUS. The Executive shall be eligible to receive a discretionary target bonus of 50 percent (50%) with a maximum bonus of 100 percent (100%), of the Executive's Annual Base Salary to be paid at the conclusion of each calendar year of the Term.

              (c) STOCK OPTIONS. The Executive has been granted an additional non-qualified stock option to purchase 62,500 shares at a strike price of $6.00 per share on March 19, 1999, and as of September 24, 1999, shall be granted an incentive stock option to purchase 22,500 shares of the Company's common stock, priced at $20.50. One third of each option shall vest upon the first anniversary of the Effective Date of each grant, with the balance vesting in equal one-eighth increments each successive quarter of the Term. Future option grants may be made at the discretion of the Compensation Committee.

              (d) OTHER BENEFITS. The Executive shall be entitled to flexible benefit plans, which include medical, dental and vision plan for himself and family members without Executive contribution to plan premiums and such other benefits which the Company provides to other Executives. The Company also provides long-term disability and two times base pay in life insurance. The Company's 401(k) plan offers a choice of various investment funds. Additionally, the Executive will be eligible for fifteen (15) days of vacation each year of the Term, accrued at the rate of 1.25 days per full calendar month of the Term.


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[USI LOGO]                                                          CONFIDENTIAL


         3. TERMINATION WITHOUT CAUSE

              If the Company terminates the Executive without Cause, the Company will compensate the Executive as follows:

                   (a) Continue to pay the Annual Base Salary, normal health care benefits and life insurance until the end of the Term or for a minimum period of 12 months (which ever is greater); provided however if Executive is newly employed at a base salary at least equal to Executive's Annual Base Salary upon termination, such payments shall terminate. If Executive becomes employed at a base salary less than Executive's Annual Base Salary upon termination, the Company shall only be obligated to pay the difference between such Annual Base Salary and the new Base Salary.

                   (b) Accelerate the vesting of all unvested options held by the Executive and grant a one hundred twenty (120) day period in which to exercise the options.

                   (c) Pay any unused vacation pay.

                   (d) Pay a bonus at least equal to the bonus received for the prior year of the Term pro rated to the number of days in the current year.

              Termination without Cause shall include requiring Executive to move more than 50 miles to execute his position or being assigned responsibilities of a lessor nature than President of an Operating Business Unit.

              Additionally, if there is a Change of Control of the Company, (within the meaning of Rule 13d-3 under the Exchange Act) the "Constructive Termination" of employment, defined as substantial change to or reduction of Executive's job responsibilities, shall be considered Termination without Cause for purposes of this Agreement.

         4. TERMINATION FOR CAUSE

              If the Executive's employment is terminated for "Cause" by the Company, a thirty (30) day notice will be given to the Executive and if the Cause is not cured after the thirty (30) day notice period, the Executive will be terminated without any severance pay or benefits. "CAUSE" is defined as any one of the following:

                   1. Willful neglect of assigned duties so as to cause
                      material harm to the Company.

                   2. Willful misconduct that materially and adversely
                      impacts the reputation of the Company.


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[USI LOGO]                                                          CONFIDENTIAL


              The Executive may, at the Company's option, be terminated without notice and for "Cause" if the following events occur:

                   3. Conviction of a felony or a crime involving moral
                      turpitude.

                   4. Fraud of personal dishonesty involving Company assets.

         5. POST-TERMINATION ACTIVITIES

              (a) The Executive agrees that during his/her employment with the Company and for 12 months thereafter, the Executive will not, and will not cause others to:

                   (i) solicit or induce or attempt to solicit or induce any employee or full time consultant of the Company, to leave the Company's employ or otherwise interfere with the employment relationship between any such person and the Company;

                   (ii) solicit any exclusive suppliers, existing customers at the time of the Executives termination or specific and targeted potential customers of the Company; provided the Executive is attempting to obtain from such customer or targeted potential customer business of the type the Company was providing or offering to provide immediately prior to the Executives termination, or

                   (iii) disparage the Company, its operations, business, Board, directors, officers, management or employees; or

                   (iv) directly compete with USI's primary ASP service offerings anywhere in the United States without obtaining prior written permission from USI;

              (b) In the event the terms of this SECTION 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its time period or geographic scope, the terms will be interpreted to extend only over the maximum period of time and geographic scope which the court determines are enforceable.

         6. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

              The Executive shall not improperly disclose any confidential information or trade secrets of the Company during the course of his/her employment and for a period of thirty-six (36) months thereafter.

         7. GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Maryland.


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[USI LOGO]                                                          CONFIDENTIAL


         8. NOTICES. Any notice under this Agreement shall be in writing and delivered by fax, e-mail or registered mail to the signatories at the addresses below.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


THE EXECUTIVE:                           THE COMPANY:

________________________                 By: ___________________________________
Name                                     Andrew Stern
Address                                  ONE USI PLAZA, ANNAPOLIS, MD 21401-7478


WITNESS: ______________________
         Name:


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